SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G
                              (Amendment No. 1)*

                   Under the Securities Exchange Act of 1934

                            EQUALNET HOLDING CORP.
 ..............................................................................
                               (Name of Issuer)

                         COMMON STOCK, $.01 PAR VALUE
 ..............................................................................
                        (Title of Class of Securities)

                                  294408 10 9
 ..............................................................................
                                (CUSIP Number)

            *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------               ---------------------------------
CUSIP NO. 294408 10 9                13 G                 Page  of  Pages
--------------------------------               ---------------------------------

-------------------------------------------------------------------------------
1              NAMES OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               Zane Russell
-------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)

                                                                         (b)
------------------------------------------------------------------------------
3              SEC USE ONLY

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4              CITIZENSHIP OR PLACE OF ORGANIZATION

               USA
-------------------------------------------------------------------------------
     NUMBER OF      5      SOLE VOTING POWER
       SHARES              1,012,556 shares
    BENEFICIALLY    ------------------------------------------------------------
       OWNED        6      SHARED VOTING POWER
      BY EACH              0 shares
     REPORTING      ------------------------------------------------------------
        WITH        7      SOLE DISPOSITIVE POWER
      PERSON               1,012,556 shares
                    ------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER
                           0 shares
-------------------------------------------------------------------------------
9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,012,556 shares
-------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*

               [ ]
-------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               16.0%
-------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON*

               IN
-------------------------------------------------------------------------------
*     See instructions.

Item 1. (a) NAME OF ISSUER:  EqualNet Holding Corp.

        (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            1250 Wood Branch Park Drive
            Houston, Texas 77079

Item 2. (a) NAMES OF PERSONS FILING:   Zane Russell


        (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            1250 Wood Branch Park Drive
            Houston, Texas 77079


        (c) CITIZENSHIP:

            USA


        (d) TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value

        (e) CUSIP #:  294408 10 9

Item 3. Not Applicable.

Item 4. (a) AMOUNT BENEFICIALLY OWNED:  1,012,556 shares

            (b)   PERCENT OF CLASS:   16.0%

            (c)   (i)   SOLE VOTING POWER:  1,012,556 shares
                  (ii)  SHARED VOTING POWER:  0 shares
                  (iii) SOLE DISPOSITIVE POWER:  1,012,556 shares
                  (iv)  SHARED DISPOSITIVE POWER:  0 shares

Item 5. Not Applicable.

Item 6.   Not Applicable.

Item 7. Not Applicable.

Item 8. Not Applicable.

Item 9. Not Applicable.

Item 10.    Not Applicable.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 13, 1998


                                    by /S/ ZANE RUSSELL
                                           Zane Russell

                              Page 3 of 3 pages